Exhibit 99.1

Contact:
Steven H. Benrubi
(949) 699-3947

THE WET SEAL, INC. ANNOUNCES
FOURTH QUARTER AND FISCAL 2012 FINANCIAL RESULTS

Provides Outlook for the First Quarter of Fiscal 2013

FOOTHILL RANCH, CA, March 21, 2013 (BUSINESS WIRE) -- The Wet Seal, Inc. (Nasdaq:WTSL), a leading specialty retailer to young women, announced results for its fiscal fourth quarter and full year ended February 2, 2013. The Company noted that fiscal 2012 had 53 weeks versus 52 weeks in fiscal 2011; results for the fourth quarter and fiscal year 2012 include the additional week.

Fourth Quarter 2012

•	Net sales for the 14-week fourth quarter were $161.7 million compared to net sales of $163.2 million for the 13-week fourth quarter in fiscal 2011.

•
Consolidated comparable store sales declined 8.3%, including a comparable store sales decline of 9.1% at Wet Seal and 3.1% at Arden B. Comparable store sales for the current year quarter are versus the comparable fourteen weeks from the prior year.

•	Operating loss was $25.5 million, or 15.8% of net sales, compared to operating income of $2.2 million, or 1.4% of net sales, in the prior year quarter.

•
The current year and prior year quarters included $8.0 million and $2.5 million, respectively, in non-cash asset impairment charges. The current year quarter also included (i) a $6.6 million charge to accrue loss contingencies for several litigation matters, (ii) a $0.2 million benefit to adjust the amount of professional fees incurred to defend against a shareholder proxy solicitation to replace certain of the Company's board members, which ultimately led to an agreement to replace four of the Company's seven board members during the third quarter, (iii) $1.3 million in severance charges for a previously announced workforce reduction, and (iv) a $0.5 million charge for the early termination of two investment banker retention agreements. Non-GAAP adjusted operating loss, excluding the impact of the aforementioned adjustment and charges, was $9.3 million, or 5.8% of net sales in the 2012 fourth quarter, compared to operating income of $4.7 million, or 2.9% of net sales, in the prior year quarter (see reconciliation below of GAAP to non-GAAP financial measures).

•	In the fourth quarter of fiscal 2012, the Company recorded a non-cash provision for income taxes of $71.1 million to establish a valuation allowance against its net deferred income tax assets.

•
Net loss was $85.8 million, or $0.97 per diluted share, as compared to net income of $1.1 million, or $0.01 per diluted share, in the prior year quarter. Non-GAAP adjusted net loss in the fourth quarter of 2012, excluding the after-tax effect of the proxy solicitation cost adjustment, as well as asset impairment, loss contingency, severance and investment banker early termination charges, and the provision for income taxes to establish the deferred tax asset valuation allowance, was $4.8 million, or $0.06 per diluted share, which equaled the Company's most recent guidance for the quarter. For the fourth quarter of fiscal 2011, non-GAAP adjusted net income, excluding the after-tax effect of the asset impairment charges, was $2.6 million, or $0.03 per diluted share.

John D. Goodman, chief executive officer of The Wet Seal, Inc., stated, “Fiscal 2012 was a challenging year for the Company, marked by changes in leadership, strategic direction and brand positioning, which had a significant impact on our financial performance. During the past two months, our team has moved quickly to begin stabilizing the business, get back to Wet Seal's fast fashion roots and prepare for growth. Additionally, we have taken meaningful action to reduce expenses, control inventories and leverage the core strengths of our team members.

“Our merchandising and field organizations are excited about our renewed focus on the core customer and we are effecting change in the assortments as quickly as possible. At the same time, we're improving the visual presentation in the stores and developing marketing programs and partnerships designed to influence our Wet Seal customers.

“We have also implemented strategic merchandising changes at Arden B, which are enabling us to gain traction in key product categories and drive improvement in overall business trends.”

Fiscal Year 2012

•	Net sales for the 53-week period were $580.4 million compared to net sales of $620.1 million in the 52-week period of fiscal 2011.

•	Consolidated comparable store sales declined 10.1%, including a comparable store sales decline of 10.1% at Wet Seal and 9.9% at Arden B.

•
Operating loss was $70.3 million, or 12.1% of net sales, compared to operating income of $25.0 million, or 4.0% of net sales, in fiscal 2011. Operating loss for fiscal 2012 included (i) $27.0 million in non-cash fixed asset impairment charges, (ii) $7.1 million in loss contingency charges for several litigation matters, (iii) $1.9 million in professional fees to defend against the shareholder proxy solicitation, (iv) $1.3 million in severance charges for the previously announced workforce reduction, and (v) a $0.5 million charge for the early termination of two investment banker retention agreements. Operating income for fiscal 2011 included $4.5 million in non-cash fixed asset impairment charges. Non-GAAP adjusted operating loss, excluding the impact of the aforementioned charges, was $32.5 million, or 5.6% of net sales in fiscal 2012, compared to non-GAAP adjusted operating income, excluding $4.5 million in asset impairment charges, of $29.5 million, or 4.8% of net sales, in fiscal 2011.

•	Fiscal 2012 includes the aforementioned non-cash provision for income taxes of $71.1 million to establish the valuation allowance against the Company's net deferred income tax assets.

•
Net loss was $113.2 million, or $1.28 per diluted share, compared to net income of $15.1 million, or $0.16 per diluted share, in fiscal 2011. Non-GAAP adjusted net loss in fiscal 2012, excluding the after-tax effect of the asset impairment, loss contingency, proxy solicitation, severance and investment banker early termination charges, and the provision for income taxes to establish the deferred tax asset valuation allowance, was $19.0 million, or $0.22 per diluted share. Non-GAAP adjusted net income in fiscal 2011, excluding the after-tax effect of non-cash asset impairment charges, was $17.8 million, or $0.19 per diluted share.

Balance Sheet

As of February 2, 2013, the Company remained in strong financial condition, with cash and cash equivalents and short-term investments of $110.0 million and no debt. Inventory totaled $33.8 million, an increase of 6.1% versus a year ago, which is partially attributable to the 53-week calendar and the Company's planned earlier receipt of select spring merchandise. Total capital expenditures were $20.4 million, including $15.0 million for new stores and remodels.

Mr. Goodman continued, “Historically, Wet Seal has been a strong cash flow generator. Today, we have a strong balance sheet that affords us the opportunity to return value to our shareholders, while prudently investing in the business to drive long-term growth. Looking at fiscal 2013, following a difficult start to the first quarter, due mainly to macro headwinds and weather challenges, we are beginning to see improvement in the business. Although we are continuing to operate against the backdrop of a challenging consumer environment, we believe our product, merchandising and marketing strategies will bring our core customer back to Wet Seal and help us return the business to positive comparable store sales.”

Real Estate

During the fourth quarter of fiscal 2012, the Company opened 4 and closed 8 Wet Seal stores and closed 19 Arden B stores. As of February 2, 2013, the Company operated 530 stores in 47 states and Puerto Rico, including 468 Wet Seal stores and 62 Arden B stores.

Financial Guidance

For the first quarter of fiscal 2013, the Company expects net loss per diluted share to be in the range of $0.03 to $0.06. This includes an estimated $2.3 million, or between $0.02 and $0.03 per diluted share, of incremental legal fees versus the first quarter of fiscal 2012 for the Company's defense in certain employment related litigation that arose in prior years. The guidance is based on the following additional major assumptions:

•	Total net sales between $135 million and $139 million versus $147.9 million in the first quarter of fiscal 2012.

•	Comparable store sales decline in the mid single-digits, versus a 7.7% decrease in the prior year quarter.

•	Gross margin rate between 26.2% and 27.7% of net sales versus 29.5% in the prior year quarter, with the decline driven primarily by lower merchandise margin.

•
SG&A expense between 29.6% and 30.2% of net sales versus 27.3% in the prior year quarter. The expected year-over-year increase reflects the incremental legal fees noted earlier and the deleveraging effect of anticipated comparable store sales decline.

•	Operating loss between $2.7 million and $5.4 million versus operating loss of $0.4 million in the prior year quarter.

In fiscal 2013, the Company expects to open 19 new Wet Seal stores, primarily in outlet centers, and close approximately 14-18 locations upon lease expiration. The Company also expects to close approximately nine Arden B locations upon lease expiration. Total capital expenditures are expected to be between $22 million and $24 million, of which approximately $16 million to $17 million will be used for remodeling of existing stores upon lease renewals and/or store relocations or construction of new stores.

Earnings Conference Call Details

The Company will host a conference call and question and answer session at 1:30 p.m. Pacific Time today. To participate in the conference call, please dial (877) 407-3982. A broadcast of the call will also be available on the Company's website, www.wetsealinc.com. A replay of the call will be available through April 4, 2013. To access the replay, please call (877) 870-5176 or (858) 384-5517 and provide the ID number 410148.

About The Wet Seal, Inc.
Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of February 2, 2013, the Company operated a total of 530 stores in 47 states and Puerto Rico, including 468 Wet Seal stores and 62 Arden B stores. The Company's products can also be purchased online at www.wetseal.com or www.ardenb.com. For more Company information, visit www.wetsealinc.com.

Safe Harbor
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company's estimated fiscal 2013 first quarter guidance and full year store growth and capital spending plans, the Company's expectations for returning to positive comparable store sales, and the anticipated impact of current strategic initiatives on the Company's long term sales and profitability growth, as well as the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Exhibit A

The Wet Seal, Inc.
Condensed Consolidated Balance Sheets
(Dollars in 000’s)
(Unaudited)

	February 2, 2013	January 28, 2012
ASSETS
Cash and cash equivalents	$42,279	$157,185
Short-term investments	67,694	—
Merchandise inventories	33,788	31,834
Other current assets	15,467	6,215
Deferred taxes	—	20,133
Total current assets	159,228	215,367
Net equipment and leasehold improvements	64,225	88,324
Deferred taxes	—	23,780
Other assets	3,053	3,062
Total assets	$226,506	$330,533

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable – merchandise	$16,978	$18,520
Accounts payable – other	18,116	8,269
Accrued liabilities	26,347	25,096
Current portion of deferred rent	2,289	2,561
Total current liabilities	63,730	54,446
Deferred rent	32,136	33,091
Other long-term liabilities	1,908	1,924
Total liabilities	97,774	89,461
Total stockholders’ equity	128,732	241,072
Total liabilities and stockholders’ equity	$226,506	$330,533

Exhibit A (Continued)

The Wet Seal, Inc.
Condensed Consolidated Statements of Operations
(Dollars in 000’s, Except Share Data)
(Unaudited)

	14 Weeks Ended February 2, 2013	13 Weeks Ended January 28, 2012	53 Weeks Ended February 2, 2013	52 Weeks Ended January 28, 2012
Net sales	$161,654	$163,152	$580,397	$620,097
Gross margin	40,051	49,560	140,501	195,436
Selling, general & administrative expenses	57,575	44,886	183,790	165,933
Asset impairment	7,965	2,454	27,000	4,503
Operating (loss) income	(25,489)	2,220	(70,289)	25,000
Interest (expense) income, net	(11)	(6)	(39)	61
(Loss) income before provision for income taxes	(25,500)	2,214	(70,328)	25,061
Provision for income taxes	60,310	1,091	42,903	9,979
Net (loss) income	$(85,810)	$1,123	$(113,231)	$15,082
Weighted average shares, basic	88,859,277	88,057,459	88,705,289	92,713,516
Net (loss) income per share, basic (1)	$(0.97)	$0.01	$(1.28)	$0.16
Weighted average shares, diluted	88,859,277	88,061,398	88,705,289	92,762,077
Net (loss) income per share, diluted (1)	$(0.97)	$0.01	$(1.28)	$0.16

(1)
Calculation of the Company’s net income per share requires the allocation of net income among common shareholders and participating security holders. As a result, the net income available to common shareholders used to calculate basic and diluted net income per share was $1,092 for the 13 weeks ended January 28, 2012, and $14,689 for the 52 weeks ended January 28, 2012.

Exhibit A (continued)
The Wet Seal, Inc.
Consolidated Statements of Cash Flows
(Dollars in 000’s)
(Unaudited)

	Fiscal Year Ended
	February 2,	January 28,
	2013	2012
CASH FLOW FROM OPERATING ACTIVITIES:
Net (loss) income	$(113,231)	$15,082
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities
Depreciation and amortization	17,497	19,371
Amortization of premium on investments	—	690
Amortization of deferred financing costs	107	108
Amortization of stock payment in lieu of rent	—	61
Asset impairment	27,000	4,503
Loss on disposal of equipment and leasehold improvements	667	172
Deferred income taxes	43,913	8,991
Stock-based compensation	2,949	4,647
Stock-based compensation tax short falls	(1,320)	(665)
Changes in operating assets and liabilities:
Income taxes receivable	(86)	(200)
Other receivables	(293)	496
Merchandise inventories	(1,954)	1,502
Prepaid expenses and other assets	(8,980)	8,112
Other non-current assets	9	(134)
Accounts payable and accrued liabilities	8,897	(2,057)
Income taxes payable	-	(60)
Deferred rent	(1,227)	1,414
Other long-term liabilities	(139)	(133)
Net cash (used in) provided by operating activities	(26,191)	61,900

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment and leasehold improvements	(20,406)	(26,486)
Investment in marketable securities	(67,694)	-
Proceeds from maturity of marketable securities	-	50,000
Net cash (used in) provided by investing activities	(88,100)	23,514

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	19	1,071
Payment of deferred financing costs	—	(139)
Repurchase of common stock	(634)	(54,523)
Net cash used in financing activities	(615)	(53,591)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(114,906)	31,823
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	157,185	125,362
CASH AND CASH EQUIVALENTS, END OF PERIOD	$42,279	$157,185

Exhibit B
Segment Reporting (Unaudited)
The Company operates exclusively in the retail apparel industry in which it sells trend-right and fashionable contemporary apparel and accessory items, primarily through mall-based chains of retail stores, to female consumers with a young, active lifestyle. The Company has identified two operating segments (“Wet Seal” and “Arden B”) as defined under applicable accounting standards. E-commerce operations for Wet Seal and Arden B are included in their respective operating segments. Information for the 14 and 53 weeks ended February 2, 2013, and 13 and 52 weeks ended January 28, 2012, for the two reportable segments is set forth below (in thousands, except number of stores and sales per square foot):

Fourteen weeks ended February 2, 2013	Wet Seal	Arden B	Corporate	Total
Net sales	$137,220	$24,434	n/a	$161,654
% of total sales	85%	15%	n/a	100%
Comparable store sales % decrease	(9.1)%	(3.1)%	n/a	(8.3)%
Operating loss	$(5,085)	$(1,142)	$(19,262)	$(20,489)
Interest expense, net	$—	$—	$(11)	$(11)
Loss before provision for income taxes	$(5,085)	$(1,142)	$(19,273)	$(25,500)
Depreciation	$3,218	$324	$424	$3,966
Number of stores as of period end	468	62	n/a	530
Sales per square foot (1)	$64	$83	n/a	$66
Square footage as of period end	1,871	192	n/a	2,063

Thirteen weeks ended January 28, 2012	Wet Seal	Arden B	Corporate	Total
Net sales	$138,802	$24,350	n/a	$163,152
% of total sales	85%	15%	n/a	100%
Comparable store sales % decrease	(4.6)%	(11.0)%	n/a	(5.5)%
Operating income (loss)	$12,897	$(1,513)	$(9,164)	$2,220
Interest expense, net	$—	$—	$(6)	$(6)
Income (loss) before provision for income taxes	$12,897	$(1,513)	$(9,170)	$2,214
Depreciation	$4,021	$528	$396	$4,945
Number of stores as of period end	472	86	n/a	558
Sales per square foot	$70	$82	n/a	$71
Square footage as of period end	1,887	266	n/a	2,153

Fifty-three weeks ended February 2, 2013	Wet Seal	Arden B	Corporate	Total
Net sales	$495,027	$85,370	n/a	$580,397
% of total sales	85%	15%	n/a	100%
Comparable store sales % decrease	(10.1)%	(9.9)%	n/a	(10.1)%
Operating loss	$(13,086)	$(7,757)	$(49,446)	$(70,289)
Interest expense, net	$—	$—	$(39)	$(39)
Loss before provision for income taxes	$(13,086)	$(7,757)	$(49,485)	$(70,328)
Depreciation	$14,239	$1,639	$1,619	$17,497
Sales per square foot (1)	$245	$296	n/a	$251

Fifty-two weeks ended January 28, 2012	Wet Seal	Arden B	Corporate	Total
Net sales	$526,105	$93,992	n/a	$620,097
% of total sales	85%	15%	n/a	100%
Comparable store sales % increase (decrease)	2.0%	(3.4)%	n/a	1.2%
Operating income (loss)	$55,661	$1,491	$(32,152)	$25,000
Interest income, net	$—	$—	$61	$61
Income (loss) before provision for income taxes	$55,661	$1,491	$(32,091)	$25,061
Depreciation	$15,765	$2,099	$1,507	$19,371
Sales per square foot (1)	$271	$327	n/a	$278
(1) Sales for the 53rd week of fiscal 2012 were excluded from “sales” for purposes of calculating “sales per square foot” in order to make the fourth quarter and full year of fiscal 2012 comparable to fiscal 2011.

Exhibit B (Continued)

The “Corporate” column is presented to allow for reconciliation of segment contribution amounts to consolidated operating (loss) income, interest income or expense, net, and (loss) income before provision for income taxes. Wet Seal and Arden B segment results include net sales, cost of sales, asset impairment and other direct store and field management expenses, with no allocation of corporate overhead or interest income and expense.

Wet Seal operating segment results for Q4 2012 and Q4 2011 include $7.7 million and $1.6 million, respectively, of asset impairment charges. Wet Seal operating segment results for fiscal 2012 and fiscal 2011 include $24.0 million and $2.6 million, respectively, of asset impairment charges.

Arden B operating segment results for Q4 2012 and Q4 2011 include $0.3 million and $0.9 million, respectively, of asset impairment charges. Arden B operating segment results for fiscal 2012 and fiscal 2011 include $3.0 million and $1.9 million, respectively, of asset impairment charges.

Corporate expenses for Q4 2012 and fiscal 2012 include $6.6 million and $7.1 million, respectively, of loss contingency for several litigation matters, a $1.3 million in net severance charges for the previously announced workforce reduction and a $0.5 million charge upon the early termination of two investment banker retention agreements, and for fiscal 2012, include $1.9 million in professional fees to defend against a shareholder proxy solicitation to replace certain of the Company's board members, which ultimately led to an agreement to replace four of the Company's seven board members during the third quarter.

Exhibit C

Non-GAAP Financial Measures

Included within this press release are references to non-GAAP financial measures (“non-GAAP” or “adjusted”), including operating (loss) income, net (loss) income and net (loss) income per diluted share excluding the effect of certain adjustments and charges. These financial measures are not in compliance with U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. The Company believes that this non-GAAP information is useful as an additional means for investors to evaluate the Company's operating performance, when reviewed in conjunction with its GAAP financial statements. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the Company's business and operations. For further information, see “Company Statement on Disclosure of Non-GAAP Financial Measures” within the Investor Relations section of the Company's corporate web site, www.wetsealinc.com.

The following is a reconciliation of the applicable GAAP financial measures to these non-GAAP financial measures (in millions, except for net (loss) income per diluted share):

	14 Weeks Ended February 2, 2013			13 Weeks Ended January 28, 2012
	Operating Loss	Net Loss	Net Loss Per Diluted Share	Operating Income	Net Income	Net Income Per Diluted Share
GAAP financial measure	$(25.5)	$(85.8)	$(0.97)	$2.2	$1.1	$0.01

Adjustments and Charges:
Adjustment to proxy solicitation cost, net of income taxes where applicable	(0.2)	(0.1)	—	—	—	—
Employee severance, net of income taxes where applicable	1.3	0.8	0.01	—	—	—
Investment banker early termination fees, net of income taxes where applicable	0.5	0.3	—	—	—	—
Non-cash asset impairment charges, net of income taxes where applicable	8.0	4.9	0.05	2.5	1.5	0.02
Loss contingencies for several litigation matters, net of income taxes where applicable	6.6	4.0	0.05	—	—	—
Establishment of valuation allowance against net deferred income tax assets	—	71.1	0.80	—	—	—
Non-GAAP financial measure	$(9.3)	$(4.8)	$(0.06)	$4.7	$2.6	$0.03

	53 Weeks Ended February 2, 2013			52 Weeks Ended January 28, 2012
	Operating Loss	Net Loss	Net Loss Per Diluted Share	Operating Income	Net Income	Net Income Per Diluted Share
GAAP financial measure	$(70.3)	$(113.2)	$(1.28)	$25.0	$15.1	$0.16

Adjustments and Charges:
Adjustment to proxy solicitation cost, net of income taxes where applicable	1.9	1.2	—	—	—	—
Employee severance, net of income taxes where applicable	1.3	0.8	0.01	—	—	—
Investment banker early termination fees, net of income taxes where applicable	0.5	0.3	—	—	—	—
Non-cash asset impairment charges, net of income taxes where applicable	27.0	16.5	0.05	4.5	2.7	0.03
Loss contingencies for several litigation matters, net of income taxes where applicable	7.1	4.3	0.05	—	—	—
Establishment of valuation allowance against net deferred income tax assets	—	71.1	0.80	—	—	—
Non-GAAP financial measure	$(32.5)	$(19.0)	$(0.37)	$29.5	$17.8	$0.19